Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

50 Rockefeller Plaza

New York, New York 10020

Attn: High Grade Debt Capital Markets

Transaction Management/Legal

Fax: 212-901-7881

Tel: 646-855-0724

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attn: Head of Frequent Borrower Syndicate Desk

Fax: +44 20 7325 8193

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Attn: Fixed Income Syndicate

Fax: +44 (0) 20 7102 5804

Tel: +44 (0) 20 7103 5652